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                                                                    EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Global Preferred Holdings, Inc.:


We consent to incorporation by reference in Registration Statement No. 333-88104 on Form S-8 of our report dated March 14, 2003, relating to the consolidated balance sheet of Global Preferred Holdings, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2002, which appears in the December 31, 2003 Annual Report on Form 10-K of Global Preferred Holdings, Inc. and subsidiaries.

/s/ KPMG LLP
Atlanta, Georgia
March 29, 2004